Exhibit 99.1

CONTACT:

VIVUS, Inc.	Vida Communication
Timothy E. Morris	Stephanie Diaz & Tim Brons
Chief Financial Officer	415-675-7400
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS Announces Issuance of Key Patent for Qnexa™ - A Novel Therapy to Treat Obesity

Broad Patent Covers Use, Composition of Matter and Formulation

MOUNTAIN VIEW, Calif., June 13, 2006 — VIVUS, Inc. (NASDAQ: VVUS), a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products addressing obesity and sexual health, today announced that the U.S. Patent and Trademark Office has issued the company’s first patent for Qnexa™, an investigational, oral treatment for obesity. This patent, number US 7,056,890 B2, broadly covers the Qnexa product and its use in the treatment of obesity. The term of this patent extends into 2019. Qnexa is the subject of multiple additional U.S. and foreign patent applications.

VIVUS recently announced positive results from a Phase 2 study of Qnexa. The study was a double-blind, randomized, placebo-controlled trial. Findings from the study included:

•                  Over 50% of patients experienced 10% or more total body weight loss in 24 weeks.

•                  Qnexa achieved a placebo-adjusted weight loss of 20.3 pounds at week 24.

•                  Weight loss with Qnexa had not plateaued by 24 weeks.

•                  Qnexa was well-tolerated. Only four patients (8%) dropped out of the Qnexa study arm for any reason, versus 19 patients (38%) on placebo.

This trial involved 200 subjects, 159 women and 41 men with an average age of 40 and a mean body mass index (BMI) of 38. (A BMI of >30.0 is classified as obese per guidelines from the U.S. Department of Health and Human Services.)

About Qnexa™

Qnexa is a proprietary oral investigational pharmaceutical treatment for obesity. Qnexa is believed to work by suppressing appetite and lowering the threshold for satiety, the two main mechanisms that impact eating behavior.

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040   Tel 650-934-5200   Fax 650-934-5389   www.vivus.com

About Obesity

In 2004, the U.S. Centers for Disease Control and Prevention ranked obesity as the number one health threat in America. Obesity is a chronic condition that affects millions of people and often requires long-term or invasive treatment to promote and sustain weight loss. Obesity is the second leading cause of preventable death in the United States. The American Obesity Association estimates that approximately 127 million, or 64.5 percent, of adults in the U.S. are overweight, and an estimated 60 million, or 30.5 percent, are obese. An estimated 400,000 deaths a year in the U.S. may be attributable to poor diet and physical inactivity. The total direct and indirect costs attributed to overweight and obesity amounted to $117 billion in 2000. Additionally, Americans spend more than $33 billion annually on weight-loss products and services.

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of next-generation therapeutic products addressing obesity and sexual health. VIVUS has four products that are positioned to enter Phase 3 clinical trials, and one product that has completed Phase 3 evaluation, for which an NDA is anticipated to be submitted to the U.S. Food and Drug Administration (FDA) in the second half of 2006. The investigational pipeline includes: Qnexa™, for which a Phase 2 study has been completed for the treatment of obesity; ALISTA™, for which a Phase 2B program is ongoing for the treatment of Female Sexual Arousal Disorder (FSAD); Testosterone MDTS®, for which a Phase 2 program has been completed for the treatment of Hypoactive Sexual Desire Disorder (HSDD); Evamist™, for which a Phase 3 program has been completed for the treatment of menopausal symptoms; avanafil, for which a Phase 2 program has been completed for the treatment of erectile dysfunction (ED); and, MUSE®, which is approved and currently on the market for the treatment of ED. For more information on clinical trials and products, please visit the company’s web site at www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on VIVUS’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; reliance on sole source suppliers; limited sales and marketing efforts and dependence upon third parties; risks related to the development of innovative products; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical studies discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. VIVUS does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2005 and periodic reports filed with the Securities and Exchange Commission.

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